Exhibit 14

MEADOWBROOK INSURANCE
 GROUP

COMPLIANCE PROGRAM

MEADOWBROOK INSURANCE GROUP
 COMPLIANCE PROGRAM

CODE OF CONDUCT AND BUSINESS ETHICS

COMPLIANCE CODE OF CONDUCT AND BUSINESS ETHICS

INTRODUCTION

General Overview

Meadowbrook Insurance Group (“Meadowbrook,” “we,” or the “Company”) expects its associates (“associate” or “you”) will observe high standards of ethics when conducting Meadowbrook business so that even the appearance of impropriety is avoided.  To encourage ethical and lawful behavior and deter wrongful conduct, Meadowbrook has established and maintained certain corporate policies, which are located in the Associate Manual.  This Code of Conduct (“Code”) summarizes those policies. We recommend that you use the Code as a guide, while also referring to Meadowbrook’s Associate Manual and other corporate policies, when conducting Meadowbrook business.

The Code serves to strengthen Meadowbrook’s business by ensuring we provide our clients with quality insurance services and products.  It will also make certain we fulfill our role as a good corporate citizen.

Who Must Comply?

Each Meadowbrook associate must comply with the Code when performing Meadowbrook business. Compliance with the Code is a condition of your employment and is a factor in evaluating your performance. Disciplinary action, up to and including termination of employment, may be taken against anyone who violates any provision of the Code or other corporate policies.

How Is The Code Enforced?

Meadowbrook’s General Counsel is the Compliance Officer (the “Compliance Officer”) and will ensure the Code is consistently administered and enforced. Any questions or concerns about this Code or any ethical, legal, or compliance requirements should be addressed to the Compliance Officer.

MEADOWBROOK’S POLICIES

Meadowbrook has enacted the following policies to ensure its associates carry out their duties with the utmost integrity and follow a high standard of business ethics.  The Code advises if there is a separate policy that covers each topic discussed below and where that policy can be located for your ease of reference.

Conflicts of Interest

Associates have a responsibility to act in Meadowbrook’s best interest and avoid situations that give rise to a conflict of interest.  A conflict of interest exists whenever an individual’s interests interfere or conflict with the Company’s interests.  The following general guidelines are meant to assist an associate with identifying and avoiding situations that give rise to a conflict of interest:

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General Gratuities:  Associates may only accept gratuities of a nominal value from the Company’s customers, potential customers, and other entities that have a business relationship with Meadowbrook (collectively “Business Partners”). Accepting gifts of any significant value from a Business Partner raises the potential for a conflict of interest and should be avoided.

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Entertainment:  From time to time, an associate may offer or accept entertainment (i.e., tickets to a sporting event, concert) to or from a Business Partner if the entertainment is reasonable and occurs infrequently.  The Business Partner should attend with the Associate. The associate’s Department Manager shall monitor the frequency of these events to avoid abuse.

An associate must obtain written approval from his or her Department Manager and General Counsel to retain, hire, contract with, or approve an invoice of Business Partners if any of the following apply:

●	The associate is employed by, owns, or has an ownership interest in excess of 1% of the Business Partner;

●	The associate is related to (including in-law relationships) an employee of the Business Partner;

●	The associate may receive a financial benefit or any benefit from his or her relationship with the Business Partner; or

●	The associate’s personal relationship with the Business Partner could be perceived as impairing the associate’s objectivity in making decisions for the Company.

If you have any questions about whether a business action or situation is or could be a conflict of interest, discuss it with your Department Manager and General Counsel.

Compliance with Laws

All associates should respect and comply with the laws, rules, and regulations applicable to the Company.  This includes compliance with laws relating to, among other things, insider trading, conflicts of interest, employment, political contributions, privacy, trade secrets, trademark and copyright, and business transactions with clients. These types of laws are discussed in greater detail below.

Corporate Opportunity

Associates are prohibited from:  (a) personally taking an opportunity that properly belongs to the Company or is discovered by using Company property or Company information; (b) using Company property or Company information for personal gain; and (c) engaging in activities that compete with the Company.

Confidential Information

From time to time, associates may be exposed to confidential information.  Confidential information includes things like names of policyholders, policy information (including rates, expiration dates, terms and conditions of insurance), policy forms, financial information, employee-related information, software, trade secrets, trademarks, and similar information, whether marked confidential or not.  You may not disclose confidential information to anyone outside Meadowbrook without management’s prior authorization.  Unauthorized use or distribution of confidential information violates Company policy and may result in adverse consequences for both the Company and those involved.  Please refer to Meadowbrook’s Non-Disclosure Agreement in the Associate Manual for further information.

Your obligation to protect Meadowbrook’s confidential information continues even after you leave the Company.

Meadowbrook also respects the confidential or proprietary information of other persons and companies. An associate shall not solicit, receive or use another person’s or entity’s confidential or proprietary information without their express consent. If you learn that confidential information may have been misappropriated from another company or person, alert your manager immediately.  Do not reveal the information to anyone else.

Personal Information

Meadowbrook wants to protect the privacy of our associates and clients, as well as any person who provides Meadowbrook with personal information.  Personal information includes dates of birth, social security numbers, and driver’s license numbers. Personal information must be kept securely, protected against misuse, and only disclosed to others with a legitimate business reason to access the information. If you have access to or manage personal information, you must comply with the Code and any applicable policies or guidelines that Meadowbrook periodically issues relating to privacy and personal information, including state specific requirements.

For social security numbers, you must comply with Meadowbrook’s Social Security Number policy, located in the Associate Manual.

If you learn that personal information has been used in violation of the Code or other Meadowbrook policy or that there has been unauthorized access to or acquisition of personal information, immediately notify your manager.

Fair Dealing

Meadowbrook is committed to engaging in fair dealing practices with its clients and competitors, as well as each other.  Do not use deception or misrepresentation to obtain an unfair advantage over competitors or clients.

                Records and Accuracy of Information

Associates are responsible for maintaining accurate records and reports.  Associates may not make any false statements, misleading or artificial entries, or material omissions or misrepresentations in the Company’s books, financial records, or other documents or communications.  Any report, document, or statement submitted to the government or communicated publicly must be accurate, complete, understandable, and timely.  The Company strives for accuracy, transparency, and fairness in its records and reports.  Please refer to Meadowbrook’s Disclosure Policy in the Associate Manual for further information.

Non-Discrimination/Equal Employment

No person shall be subjected to discrimination based on race, color, religion, national origin, gender, sexual orientation, age, veteran or marital status, height, weight, handicap or other legally protected status. This policy applies to recruitment, employment, placement, training, promotion, compensation, retention and discharge of associates, as well as to other terms and conditions of employment. A discrimination complaint should be written, signed, and dated, and delivered to your manager, the Vice President of Human Resources, or to the Compliance Officer.

Anti-Harassment

Meadowbrook does not tolerate harassment because of race, color, religious beliefs, national origin, gender, sexual orientation, age, veteran or marital status, height, weight, handicap or other legally protected status. Harassment includes physical, verbal, and non-verbal abuse, intimidation and threats. Sexual harassment is defined as unwelcome or unsolicited verbal, non-verbal or physical conduct of a sexual nature where: a) submission to or rejection of such conduct is used as the basis for making or threatening decisions affecting conditions of employment; or b) such conduct has the purpose or effect of substantially interfering with an associate’s job performance or creates an intimidating, hostile or offensive work environment.   Please refer to Meadowbrook’s Anti-Harassment Policy in the Associate Manual for further information.

Regulatory Requirements

Associates are to understand and adhere to all applicable regulations regarding the sales of Meadowbrook products or services.  This includes compliance with all rate, form, licensing and other regulatory requirements.  All invoices should accurately reflect the product sold or services rendered, the correct sales price, and the terms of sale.  Please refer to Meadowbrook’s Disclosure Policy in the Associate Manual for further information.

Fraud, Misappropriate, Theft, Embezzlement, or Unlawful Payments

An associate must not commit or assist in the commission of any acts of fraud, misappropriation, theft, embezzlement, bribery or other similar activities. All associates are responsible for preventing and detecting these activities, including but not limited to:

o	forgery or alteration of checks, securities or other negotiable instruments;
o	misappropriation of funds, securities or any other assets;
o	improper handling or reporting of money or financial transactions;
o	improper handling of corporate property, assets or information, or their use for personal gain;
o	unauthorized disclosure of corporate business plans or financial information;
o	destruction or unauthorized removal of records, furniture, fixtures, or equipment;
o	fraud for the financial benefit of the corporation;

o	offering, making, soliciting or receiving any payment with the understanding or intention that such a payment is to be used for an unlawful or any improper purpose;
o	providing untruthful information to clients or potential clients regarding prices and capabilities in proposals, advertising or marketing communications;
o	violating federal, state or foreign tax laws; and
o	submitting false expense reimbursement reports.

If you suspect any Meadowbrook associate or agent, or anyone doing business with Meadowbrook, has committed (or may commit) any of the above offenses, tell the Director of Internal Audit, Vice President of Human Resources, or the Compliance Officer.

Financial and Public Reporting

As a public company, Meadowbrook’s filings with the Securities and Exchange Commission and its public communications must be accurate, complete and timely.  Investors, creditors, and others have a legitimate interest in Meadowbrook's financial and other public reports.  Associates who are involved in creating processing, or recording such information bear a special responsibility to ensure the integrity of our financial reports and will, along with all of our associates, seek to provide stakeholders with information that is accurate, complete, objective, relevant, timely and understandable.  Please refer to Meadowbrook’s Disclosure Policy in the Associate Manual for further information.

Insider Trading

Associates are prohibited from buying or selling, either directly or through an intermediary, Meadowbrook stock (or options on such stock) if the associate is aware of information relating to Meadowbrook that is both material and non-public.  Please refer to the Insider Trading Policy in the Associate Manual for further information.

Investor/Media Relations

An associate may not release information about Meadowbrook or its associates to shareholders, their representatives, investment or financial community members, or to the news media.  Refer any request for information to the Corporate Communications Department, which, to the extent required, will release the information in accordance with applicable law.

An associate may not make public appearances, speeches, or statements (either in person, through broadcast, or in print) relating to Meadowbrook or its business, without first disclosing the content to and obtaining prior written approval from the Corporate Communications Department.

Please refer to the Disclosure Policy in the Associate Manual for further information.

Transactions with Government

It is Meadowbrook’s intent to comply with all government laws, rules, regulations and contract provisions.

Data submitted to a governmental agency must be truthful and accurate. Deviation from any contract specifications, without prior written government authorization, is prohibited. Classified information may not be solicited or possessed without government authorization.

Meadowbrook’s associates or representatives may not offer or give anything of monetary value, including gifts, gratuities, favors, entertainment, or loans, to an associate or representative of a government agency with which Meadowbrook has or is seeking to obtain contractual or other business or financial relations or that regulates any of its activities or operations.

Foreign Marketing Practices

The Foreign Corrupt Practices Act (FCPA) prohibits Meadowbrook and its associates from promising, making, or offering to make, directly or indirectly, payments of money, products or services to any foreign governmental official or governmental employee, to any foreign political party, or to any official or candidate of a foreign political party if the purpose of the payment is to help Meadowbrook obtain or retain business, to help Meadowbrook direct business to any person or to influence the actions of such entities in their official capacity concerning a Meadowbrook business venture. The FCPA also bars the making or offering of such payments through third-party intermediaries. A violation of the FCPA subjects the associate and Meadowbrook to certain penalties.

Record Retention

All documents (in whatever form) and other records you create or receive in connection with your work must be retained in accordance with Meadowbrook’s record retention policy, located on Meadowworld.  These documents may only be destroyed or discarded when permitted by applicable law, Meadowbrook’s record retention policy, or the expressed needs of any other Meadowbrook department (i.e., Accounting).  Additionally, you may be asked to retain and preserve documents when a legal or regulatory proceeding is anticipated.  If so, retain the documents (in any form) indefinitely until the Legal Department has advised that retention is no longer necessary.  If you have any questions about the retention or destruction of any Meadowbrook document, please contact the Legal Department.

Misuse or Misappropriate of Corporate Property, Services, and Benefit Programs

Associates must not misuse or misappropriate Meadowbrook’s property or abuse the services or benefits programs available to them.  We expect our associates to use Meadowbrook’s property (e.g., cell phones, telephones, facsimile machines, computers, software, e-mail, photocopiers, and office supplies) for proper business purposes.  Occasional personal use of Meadowbrook’s equipment and materials is permitted with the approval of a supervisor. Other corporate property may not be removed from Meadowbrook’s premises without prior approval of a supervisor.

For further provisions on electronic communication device use, please refer to the Electronic Communications Policy, located in the Associate Manual.

An associate is accountable for funds over which the associate has control. An associate must maintain accurate records and abide by Meadowbrook policies concerning expenditures of corporate funds for travel and other reimbursable expenses, and eligibility for benefits including sick leave, disability payments and education.

Associates are required to provide complete and accurate information for proper underwriting of their personal health, auto, home and other insurance policies. Under no circumstances should an associate change, alter, or directly impact electronic or paper files or documents regarding their personal or family members’ insurance coverages. You must report any material changes in your circumstances that may change your personal or family members’ insurance coverages.

Electronic Equipment, Software, Data Access, Security and Use

Computer passwords and security codes are unique to the individual and should not be shared, transferred, or disclosed. However, Meadowbrook reserves the right to know all such passwords and security codes and retains ownership of and access to all Company systems and information on those systems.

To protect against potential computer viruses and to assure compliance with all software license terms, software installed on Meadowbrook computers must be obtained through the corporation. Software on Company computers may not be installed, copied, accessed, or modified in any way which violates Meadowbrook's licensing agreements. Each user must be aware of and abide by the restrictions on the use of software.

Internet access should be limited to Meadowbrook business.  All associates must adhere to Meadowbrook’s Electronic Communications Policy, which is in Meadowbrook’s Associate Manual.

Preventing Violence in the Workplace

Any act of violence, or any direct or indirect threat of violence, against a co-worker or any other person by a Meadowbrook associate is prohibited. The possession of a weapon in the workplace or on company property by an associate is also prohibited.

You should immediately report to the Vice President of Human Resources any act or threat of violence that may affect the safety or security of the workplace.

Please refer to the Workplace Violence Policy, located in the Associate Manual, for further information.

Drug and Alcohol-Free Workplace

Meadowbrook is committed to providing a drug and alcohol-free workplace for the protection of its associates.  An associate is prohibited from unlawfully manufacturing, distributing, dispensing, possessing or using of alcohol or a controlled substance.

If you have a drug or alcohol related problem or have difficulty complying with this policy, please tell your manager, the Vice President of Human Resources, or the Compliance Officer.

Environment, Health, and Safety

Meadowbrook and its associates will abide by all applicable environmental, health and safety laws and regulations.  You should report any condition that could create a hazard in the workplace. If there are questions or concerns regarding compliance with these laws, consult your manager, the Vice President of Human Resources, or the Compliance Officer.

Anti-Money Laundering Prevention

Meadowbrook is committed to complying with all applicable anti-money laundering and currency reporting laws. Meadowbrook and its associates must avoid being used by persons or entities whose purpose is to dispose of or hide the source, ownership, or control of illicit funds.

Social Media

Meadowbrook understands that its associates may maintain or participate in social media (Facebook, LinkedIn, etc.).  To protect you and Meadowbrook, we expect you to adhere to the guidelines set forth in the Social Media Policy, located on Meadowworld, when accessing social media.

COMPLIANCE PROCEDURES

Reporting Illegal or Unethical Behavior

Associates should report any suspected or actual violations of Meadowbrook’s policies, this Code, or other illegal or unethical conduct by another associate to their managers or the human resources department. If an associate is not comfortable approaching a supervisor or human resource person, he or she may report suspected illegal or unethical behavior pursuant to the Company’s Whistleblower Policy, located on Meadowworld.  Reports of possible violations will be acted upon promptly and in a manner consistent with the circumstances.

Protection from Retaliation

The Company does not tolerate retaliation for an associate’s good faith report or complaint of violations of Company policy or other illegal or unethical conduct.

Compliance Officer’s Duties upon Receiving a Report of Unethical or Illegal Behavior

Upon receipt of a report that an associate has or may violate a law, this Code, or another Meadowbrook policy, the Compliance Officer shall promptly determine whether the report merits investigation, conduct an investigation, and if appropriate, advise management and Meadowbrook’s Board of Directors.

If the reported misconduct is potentially criminal, the Compliance Officer shall take all necessary steps to detect the offense before it is discovered outside the Company or before that discovery is reasonably likely.  These steps include: promptly reporting the activity to the Board of Directors and the appropriate governmental authorities; cooperate with the governmental authorities to the extent required by law; and remedy the matter, if applicable.

If the Compliance Officer determines that a Code violation or other illegal conduct has occurred, he or she will refer the matter to the appropriate management personnel for discipline (i.e., reprimand, suspension, termination, etc.) of the associate.

Monitoring and Auditing

Associates and/or independent contractors will periodically monitor and audit Meadowbrook’s operations and present their findings to the Board of Directors or its designated committee.  If any wrongdoing is discovered, all reasonable steps will be taken to respond and to prevent any recurrence, including making any necessary corrective actions and/or modifications to Meadowbrook’s compliance procedures.

These individuals will also periodically monitor Meadowbrook’s compliance procedures to determine whether its standards and procedures are current, satisfactory, and effective in preventing and detecting misconduct.

The Compliance Officer will provide the Board of Directors an annual report on the implementation and effectiveness of this compliance program, as it relates to detecting and preventing criminal conduct.

Associate Education

Meadowbrook is committed to associate education, which will reemphasize compliance standards, ethics, rules, and procedures, along with other business behaviors needed to comply with this Code and with applicable laws and regulations.

AMENDMENT AND WAIVERS

Only Meadowbrook’s President or its Board of Directors may amend or authorize a waiver of the Code.

MEADOWBROOK INSURANCE GROUP

CODE OF CONDUCT AND BUSINESS ETHICS

ACKNOWLEDGEMENT

I have read and understand the Associate Manual changes that are effective March 1, 2011.  I have also read and understand the Compliance Code of Conduct /Business Ethics policy.

Printed NAME: _____________________________________________________________________________________________________

SIGNATURE:  ___________________________________________________DATE: _____________________________________________

Please sign and return a scanned or hard copy of this ACKNOWLEDGEMENT to:
Southfield Human Resources Department

This acknowledgement will be placed in your personnel file.